Exhibit 10.03

MONEYGRAM INTERNATIONAL, INC.
SEVERANCE PLAN

SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT
(Restated Effective February 17, 2010)
MONEYGRAM INTERNATIONAL, INC.
SEVERANCE PLAN

SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT

HISTORY

The MoneyGram International, Inc. Severance Plan (“Plan”) was first established effective January 1, 2005 as a severance plan that provides severance benefits in such amounts as determined in the Company’s sole discretion and to such former employees selected by the Company in its sole discretion. This Plan is restated effective February 17, 2010. This Plan applies to Eligible Employees (as defined below) whose employment is terminated under the conditions described below on or after February 17, 2010. This Plan restatement entirely supersedes and replaces all prior plan documents, rules, programs and policies regarding severance benefits for Eligible Employees.

PURPOSE

The purpose of the Plan is to provide uniform and consistent guidelines under which severance pay will be awarded to employees of MoneyGram International, Inc. and its wholly-owned U.S. subsidiaries (collectively, the “Company”) whose employment is involuntarily terminated as part of a reduction in force, reorganization, job elimination or job relocation of more than fifty (50) miles and who have not secured alternate employment in the Company. This Plan applies only to Company employees who reside in the United States and to Company employees who are United States citizens temporarily on assignment outside the United States.

The Plan constitutes the complete and entire statement regarding severance pay for all Company employees who meet the eligibility requirements and supersedes any and all policies, plans or agreements relating to the payment of severance benefits or pay in lieu of notice upon an employee’s termination of employment with the Company, except for separate employment or severance agreements between the Company and a particular employee that provide for termination or severance benefits for that employee.

EMPLOYEE ELIGIBILITY

Employees of the Company are eligible to participate in the Plan if they are classified by MoneyGram International, Inc. as full-time employees regularly scheduled to work at least forty (40) hours per week or part-time employees regularly scheduled to work at least twenty (20) hours per week (“Eligible Employees”).

The Company’s classification of an employee as eligible or ineligible is conclusive for purposes of determining benefit eligibility under this Plan. No reclassification of a person’s status, for any reason, by a third party, whether by a court, governmental agency or otherwise, without regard to whether the Company agrees to the reclassification, shall make the person retroactively or prospectively eligible for benefits. However, the Company, in its sole discretion, may reclassify a person as benefits eligible on a prospective basis. Any uncertainty regarding an individual’s classification will be resolved by excluding the person from eligibility.

POLICY

I.	ELIGIBILITY FOR SEVERANCE PAY AND OTHER SEVERANCE BENEFITS

Any Eligible Employee whose employment is involuntarily terminated by the Company as part of a reduction in force, reorganization, job elimination or or job relocation of more than fifty (50) miles, shall be eligible for severance pay and other severance benefits in the event that s/he has not secured alternate employment in the Company as of the termination date. In order to receive severance pay and other severance benefits, the Eligible Employee must sign a severance and release agreement in the form and manner required by the Company. Severance payments and other severance benefits shall not be provided until any rescission or revocation periods specified in the separation and release agreement have expired. Employees who are a party to an individual employment or severance agreement or other arrangement relating to or addressing termination of employment that provides for termination or severance benefits are not eligible to participate in this Plan. Additionally, employees who are eligible to participate in the MoneyGram International, Inc. Executive Severance Plan (Tier I or Tier II) or the MoneyGram International, Inc. Special Executive Severance Plan (Tier I or Tier II) are not eligible to participate in this Plan.

II.	SEVERANCE PAYMENTS AND OTHER SEVERANCE BENEFITS

A.	Definitions:

“Week of Severance Pay” means an Eligible Employee’s annual base salary in effect on the date of his/her termination, divided by fifty two (52). With respect to an Eligible Employee paid on an hourly basis, a Week of Severance Pay shall be based on the Eligible Employee’s hourly rate in effect on the date of his/her termination, multiplied by forty (40) (which number shall be prorated in the case of a part-time employee regularly scheduled to work less than forty (40) hours a week). A Week of Severance Pay for an Eligible Employee paid on a commission basis will be based on the sum of that Eligible Employee’s annual basic salary, if any, plus all commissions paid over the twelve month period preceding the date of termination, divided by fifty two (52) (or if service is less than twelve months, the number of full weeks of actual employment).

“Year of Service” means twelve consecutive months of service, including the month in which the employee was hired and the month in which employment termination occurs, regardless of the number of days of service in those months.

B.	Amount of Severance Pay. An Eligible Employee who is eligible for severance pay under Section I shall receive one Week of Severance Pay for each Year of Service, subject to the following minimum and maximum Weeks of Severance Pay, based of classification of employment.

Classification	Minimum Severance	Maximum Severance
Vice President	16 Weeks	26 Weeks

Director	12 Weeks	26 Weeks

Managers & Exempt Employees	8 Weeks	26 Weeks

Non-Exempt Employees	2 Weeks	26 Weeks

C.	Manner of Payment. Severance pay shall be paid to the Eligible Employee in a single lump sum upon expiration of rescission or revocation periods specified in the Eligible Employee’s separation and release agreement. All severance pay will be subject to all applicable federal, state and local withholding and deduction requirements.

D.	Outplacement Assistance. The Company may arrange and pay for reasonable outplacement assistance to be provided by an outplacement organization chosen at its sole discretion for employees eligible for severance benefits under Section I. The type and duration of outplacement assistance will be at the discretion of the Company and will take into account the level of the employee.

E.	ERISA and 409A Limitation. Notwithstanding any provision in this Plan to the contrary, the total amount of severance and outplacement assistance (if any) paid to an Eligible Employee shall be reduced as necessary (and paid within the time constraints required) so as to prevent this Plan from constituting an employee pension plan under ERISA or a non-qualified deferred compensation arrangement under Section 409A of the Internal Revenue Code.

III.	BENEFITS UNDER OTHER PLANS AND POLICIES

Terminated employees will receive payment for Paid Time Off (PTO) accrued through the date of termination but not yet taken. Upon any termination of employment, an employee’s rights and benefits under the Company’s benefit plans shall be determined in accordance with the provisions of those plans.

IV.	OTHER SEVERANCE POLICY FEATURES

A.	Assignment. No employee shall have the right to assign, encumber or otherwise anticipate any payment or other benefits to be made under the Plan. The benefits provided under the Plan shall not be subject to seizure for payment of any order or judgment against a participating employee.

B.	Administrator. MoneyGram International, Inc. shall be the Administrator of the Plan and shall make such determinations as may be required from time to time in the administration of the Plan. The Administrator has the complete and total discretion to determine the eligibility of employees for severance payments and other benefits under the Plan and retains complete and total discretion to define interpret, construe and apply all of the terms of the Plan.

1.	Functions generally assigned to the Administrator hereunder shall be discharged by its Chief Executive Officer, except where delegated. Except as hereinafter provided, the Chief Executive Officer of the Company may delegate or redelegate and allocate and reallocate to one or more persons or to a committee of persons jointly or severally, and whether or not such persons are directors, officers or employees, such functions assigned to the Chief Executive Officer or to the Company generally hereunder, as the Chief Executive Officer may from time to time deem advisable.

2.	Where necessary to comply with applicable corporate or securities law, or applicable rules of the New York Stock Exchange, the Board of Directors of MoneyGram International, Inc. shall have the exclusive authority (which may not be delegated except to a committee of the Board) to make determinations with respect to benefits under this Plan (e.g., with respect to certain executive officers, if any, that participate in the Plan).

C.	Right to Terminate Employment. The Plan does not constitute an employment contract or a right to employment by any employee. Either the Company or the employee may terminate the employment relationship at any time for any reason or for no reason. Failure to qualify for a benefit or particular level of benefit shall not necessarily establish any right of any kind or description to a continuation or to a reinstatement of employment with the Company and shall not establish any right of any kind or description whatsoever to receive any payment from the Company in lieu of such benefit.

D.	Claims Procedure. If you are an employee who has not received benefits under the Plan but believe that you are eligible for benefits under the Plan, benefits will be paid to you or your personal representative from the Plan only after a proper written claim for the benefits has been filed with the Administrator and a determination has been made that benefits are due. If you believe you may be entitled to benefits, or if you are in disagreement with any determination that has been made, you may present a claim to the Administrator, as follows:

1.	Making a Claim – Your claim must be in writing and must be delivered to the Administrator within ninety (90) days after you knew or reasonably should have known of the principal facts upon which the claim is based. Your claim should state the facts and the arguments that you want the Administrator to consider.

2.	Response from the Administrator – Within ninety (90) days of the date the Administrator receives your claim, you will receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (up to 90 additional days) to reach a decision. If the Administrator notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision. If the Administrator denies your claim, in whole or in part, you will receive a written notice specifying: (a) the reasons for denial; (b) the Plan provisions on which the denial is based; (c) a description of any additional material, if any, needed to complete the claim; (d) an explanation of your right to request a review; and (e) a statement of your right to file an action in court under section 502(a) of ERISA if your claim is denied after review.

3.	Requesting Review of Denied Claim – You may request that a denied claim be reviewed. Your request for review must be in writing and the Administrator must receive actual delivery within sixty (60) days after you received the written notice that your claim was denied. Your request for review should state the facts and make the arguments that you want considered in the review. You may submit written comments, documents, records, and other information relating to your claim. Upon request you are entitled to receive, without charge, reasonable access to, and copies of, the documents, records, and information relevant to your claim.

4.	Response from the Administrator on Review – Within 60 days after the date the Administrator receives your request for review, you will receive either: (a) a written notice of the decision; or (b) a notice describing the need for additional time (up to 60 additional days) to reach a decision. If the Administrator notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision. If the Administrator affirms the denial of your claim, in whole or in part, you will receive a notice specifying: (a) the reasons; (b) the Plan provisions on which it is based; (c) notice that upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process; and (d) your right to file a civil action under section 502(a) of ERISA.

5.	Administrator Request for Further Information Regarding Your Claim on Review – If the Administrator determines it needs further information to complete its review of your denied claim, you will receive a written notice describing the additional information necessary to make the decision. You will then have 60 days from the date you receive the notice requesting additional information to provide the requested information to the Administrator. The time between the date the Administrator sends its request to you and the date the Administrator receives the requested additional information from you does not count against the 60-day period in which the Administrator has to decide your claim on review. If the Administrator does not receive a response from you, then the period by which the Administrator must reach its decision shall be extended by the 60-day period that was provided to you for you to submit the additional information. Note: If special circumstances exist, this period may be further extended.

6.	In General – The Administrator will make all decisions on claims and review of denied claims. The Administrator has the sole discretion, authority, and responsibility to decide all factual and legal questions under the Plan. This includes interpreting and construing the Plan and any ambiguous or unclear terms, and determining whether a claimant is eligible for benefits and the amount of the benefits, if any, a claimant is entitled to receive. The Administrator may hold hearings and reserves the right to delegate its authority to make decisions. The Administrator may rely on any applicable statute of limitations as a basis to deny a claim. The Administrator’s decisions are conclusive and binding on all parties. You may, at your own expense, have an attorney or representative act on your behalf, but the Administrator reserves the right to require a written authorization for a person to act on your behalf.

7.	Time Periods – The time period for the Administrator to decide your claim begins to run on the date the Administrator receives your written claim. If you file a timely request for review of a denied claim, the time period for the Administrator to decide begins to run on the date the Administrator receives your written request. In both cases, the time period begins to run whether or not you submit comments or information that you would like considered by the Administrator.

8.	Limitations Period – If you file your claim within the required time, complete the entire claim procedures, and the Administrator denies your claim after you request a review, you may sue over your claim (unless you have executed a release on your claim). You must commence this lawsuit within 6 months after the claims process is completed. Regardless of when you file your claim, you may not, under any circumstances, commence a lawsuit more than 30 months after you knew or should have known of facts behind your claim.

9.	Exhaustion of Administrative Remedies – Before commencing legal action to recover benefits, or to enforce or clarify rights, you must complete all of the Plan’s claim procedures.

E.	Amendment or Termination of the Plan. The Board of Directors of MoneyGram International, Inc. (or the Human Resources Committee thereof) reserves the right to amend or terminate the provisions of the Plan at any time without notice.

F.	Funding. Payments made pursuant to the Plan will be paid out of the general assets of the Company, and a participating employee will not have any secured or preferred interest by way of trust, escrow, lien or otherwise in any specific assets of the Company. Participating employees’ rights shall be solely those of a general unsecured creditor of the Company.

V.	ADDITIONAL INFORMATION

A.	Name and Number of the Plan. The Plan’s name is the “MoneyGram International, Inc. Severance Plan.” The Internal Revenue Service and the Department of Labor identify the Plan by its name and by its number: 508.

B.	Type of Plan. The Plan is a severance pay welfare benefit plan and is not a pension benefit plan.

C.	Plan Sponsor. The name of the employer sponsoring the Plan and its federal taxpayer identification number (EIN) are:

MoneyGram International, Inc.
1550 Utica Avenue South
Minneapolis, MN 55416
Telephone: (952) 591-3191
EIN: 16-1690064

D.	Plan Administrator. The Plan is administered by MoneyGram International, Inc. Communications directed to the Company in its capacity as Administrator of the Plan should be addressed to:

MoneyGram International, Inc.
Attn: Plan Administrator for MoneyGram International, Inc. Severance Plan
1550 Utica Avenue South
Minneapolis, MN 55416
Telephone: (952) 591-3191

E.	Plan Year. January 1 – December 31

F.	Service of Legal Process. The General Counsel of MoneyGram International, Inc. (at the address shown above) is designated as the agent for service of legal process against the Plan. Also, service of legal process may be made upon the Company as Plan Administrator.

G.	ERISA Rights. Participating employees in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants are entitled to:

1.	Examine, without charge, at the Company’s office, all Plan documents and copies of all documents governing the Plan, a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2.	Obtain, upon written request to the Company, copies of all documents governing the Plan, including copies of the latest annual report (Form 5500 series) and updated summary plan description upon written request to the Company. The Company may make a reasonable charge for the copies.

In addition to creating rights for the Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to have the denial reviewed and reconsidered (see Part IV), all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the plan document or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court.

In such a case, the court may require the Company to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Company. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you exhaust the Plan’s claims procedures. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Company. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Company, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.